EXHIBIT 99.2

                     EARNINGS CONFERENCE CALL APRIL 22, 2004

Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. Today, I will first discuss the Company's recent developments. I will then introduce Mr. Jan Valcke, VASCO's President & COO, who will give an update on VASCO's day-to-day operations. We will then hear from Mr. Cliff Bown, VASCO's CFO, who will discuss 1st Quarter, 2004 financial results. At the end of the presentations, we will open the call up to questions and answers.

However, before we begin the conference call, I need to brief all of you on "Forward Looking Statements."

Forward Looking Statements
STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

GENERAL COMMENTS - KEN HUNT
Now, I would like to take this opportunity to thank all of you for participating in today's call. Today, we are going to review the results for 1st quarter 2004, and give you some expectations for 2nd quarter 2004. We will also update the Company's expectations, presented in a range of percentages for revenue growth, gross margin, and operating income for full-year 2004.

I am pleased to report that, building on our results of 2003, we have delivered a solid and profitable 1st Quarter, 2004.

I have described in the past, VASCO's sustainable, repeatable sales model. This model is beginning to show solid and profitable results. Gross Margins were up significantly in the first quarter, as we sold our products directly and through our growing reseller channel.

Business-wise, we had a sound 1st quarter. Our revenues were $6,021,000, up 18% over the 1st Quarter of 2003; and we had Operating Income of $899,000 vs. $17,000 for the 1st Quarter of 2003. We continued to control costs, reporting a modest 7% increase in operating expenses, excluding effects of currency, over the same 1st Quarter period last year. However, on an absolute basis, our investment in sales and marketing was up 25% over 1st quarter of 2003, and our investment in R&D was up 35%, while holding Admin expenses flat.

We continued to grow our customer base by selling new accounts both directly through our own sales force, but particularly important through our growing distributor and reseller channel. During 1st quarter we sold an additional 129 new accounts, including 18 new banks, and 111 new Corporate Network Access customers. Almost all of these Corporate Network Access new accounts were generated through our distributor and reseller partners. We continue to be pleased with the development of our distributor channel.


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For full year 2003, we sold 572 new accounts of which 69 were banks and 503 were
Corporate Network Access customers. We now have approximately 280 banks as customers, plus approximately 1260 network access accounts including corporations, federal, state and local governments located in over 60 countries around the world.

The distributor/reseller channel is a continued focus for our business development staff. The reseller channel is extremely important to VASCO because it broadens and stabilizes our customer base, and allows us to leverage our sales through established, productive sales and support organizations. We have communicated the positive impact of this channel by reporting significant new accounts produced through this channel over the past full year, and the past quarter. Program to date we have signed 29 distributors who, in turn, service over 1100 resellers. Additionally, we have trained and certified approximately 1400 professionals from these organizations to sell and support VASCO's products.

VASCO'S SUSTAINABLE, REPEATABLE SALES MODEL:
Our strategy has been, and continues to be, to identify and develop markets whose customers will generate a sustainable and repeatable revenue stream to VASCO. These are organizations that have large audiences, including employees, customers, partners, suppliers, or other associated parties. As revenue is created from these VASCO customers, the cost of supporting the production of these revenues is expected to decrease as a percentage of the revenues.

One such market is VASCO's strongest vertical market, banking and finance. We typically sign a bank, assist them in a pilot application, then help them roll out their application to thousands or even millions of users over multiple months or years.

A second growth market for VASCO is Corporate Network Access (CNA). Working through growing Reseller and Solutions Partner networks that I mentioned before, VASCO is able to reach hundreds of thousands of potential end customers. We support and train our resellers' professionals, who, in turn, train others in their respective firms. These resellers sell VASCO's Digipass Pack solutions to long-standing customers and new accounts. They sell to small and medium accounts that VASCO could not feasibly reach directly. They sell first in small pilots then follow up with add-on sales. As VASCO selects, signs, then trains and supports these resellers, our cost for supporting these revenues is also expected to decrease as a percentage of the revenues.

More broadly speaking, our target markets are the applications and the users who currently authenticate themselves with a "static" or fixed password. Industry reports identify over a half a billion users worldwide who rely on fixed passwords. This number is expected to more than double by the end of 2004. VASCO, a market leader in Identity Authentication, has sold and delivered approximately 11 million Digipass units by the end of 1st quarter 2004. We have just scratched the surface of this enormous market. Additionally, with over 50,000 banks in the world, and our penetration of approximately 280 banks as customers, we have a significant untapped opportunity in the banking and finance market.

INTRODUCE JAN VALCKE:
At this time I would like to introduce Jan Valcke, VASCO's President and Chief Operating Officer. Jan and his team are doing a great job executing our business plan. I know all of you want to hear more from Jan. Jan.

COMMENTS BY JAN
Thank you, Ken. It's a pleasure being here.

For the fifth consecutive quarter, VASCO has proven that its focus works. Our core markets: the financial world, the corporate network access, and the b-to-b e-commerce - all grow steadily. VASCO is ready for a year of consolidation and steady organic growth.

The optimizing process is finalized. We set up internal structures that have proven to be efficient and we are ready to grow. Our costs are under control, we have very well defined markets, our Digipass factory of mature and interoperable strong authentication products, loyal existing customers and a swiftly growing contingent of new customers.


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Our focus is working. The market is really starting to accept VASCO as THE authentication company, THE specialist for strong authentication. This brings us many new customers. The high margin in this quarter proves that the share of new customers in VASCO's revenue is becoming ever more important. New banks and CNA customers typically order smaller amounts of Digipass, with a higher margin. We expect that the share of "traditional" customers in our revenue will be higher the following quarters. We are on the right track to win new markets, in new regions, with new applications and new products. VASCO is broadening its customer base, in the banking market and beyond.

In 2004, VASCO is active in three main markets.
First we have the banking market, our traditional stronghold.
Secondly, the corporate network access market, a growing market VASCO started to develop a couple of years ago and thirdly, the b-to-b market, a fairly new market. The corporate network market and the b-to-b market combined is already responsible for 25% of our revenue,

Currently, VASCO is able to attract more banks and corporations than ever before. This is a very good sign, when we take into account the fact that the vast majority of VASCO's new banking customers place new and larger orders later on.

VASCO's revenue in the Corporate Network Access sphere grows steadily. We have become an important player in that field and are planning to enhance our market share in CNA even more. b-to-b e-commerce promises to become an important emerging market in 2004.

Revenue from EMV (Europay, MasterCard, Visa) -related b-to-c e-commerce will increase slightly during the year 2004. This market is expected to increase substantially in 2005, when the roll out of EMV credit cards will be on full speed.

VASCO will maintain a very disciplined cost control approach. VASCO will also invest in regions and products worth investing in. This means that VASCO will invest in countries and markets where it can boost its revenue and profit. The opening of the Boston office was a first important step in this direction. And we can already say that our new Boston office is giving a new impulse to our sales efforts in the America's. We are actively investigating similar projects in other regions. VASCO can count on the valuable advice and support of Export Vlaanderen, the export services of the Flemish government.

During Q1, VASCO was prominently present at CeBIT 2004 in Hanover, Germany. VASCO had three booths at CeBIT, a main booth in the security hall, and smaller booths in the finance and banking hall and in the networks hall. We were pleased with the quality and quantity of leads we generated there. At CeBIT, we offered an award to four companies that have contributed to the development of the German market for EMV (Europay-Mastercard-Visa). One of the awardees was Otto, a German-based mail order company that is amongst the largest worldwide. Otto is, together with Barclaycard in the UK, one of the first companies to have developed an EMV-driven e-commerce application in conjunction with VASCO's Digipass 800.

On the R&D side, VASCO concentrates on the maturity of its Digipass factory, making them truly interoperable and fully compatible with an increasing number of solution partner products. In addition, VASCO will keep developing new products. The recently announced Digipass 585 was a first example of VASCO's dedication to R&D.

The year 2004 has had a good start. Our current goal is to train our staff to support future growth, to maintain profitability and to realize organic growth in key areas.

Thank you for your attention.


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INTRODUCE CLIFF BOWN:
At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:
Thank you Ken.

As many of you may have seen in our press release, revenues from continuing operations were $6,021,000 for the quarter ended March 31,2004. Revenues for the quarter were $903,000 or 18% higher than the first quarter of 2003. The increase in revenue reflected significant increases from both the Banking and Corporate Network Access markets. Revenues in the first quarter of 2004 from the banking segment increased 15% over the first quarter of 2003. Revenues from the Corporate Network Access market segment were up 25% over the comparable period in 2003. For reporting purposes, we combine the results from the Corporate Network Access market and the e-commerce market previously mentioned by Jan. Both markets are sold primarily through the reseller channels and have similar financial profiles in terms of order size and gross margin rate.

In the first quarter of 2004, approximately 75% of our revenues came from the Banking segment with the remaining 25% coming from Corporate Network Access. In the first quarter 2003, approximately 77% of our revenues came from Banking with the remaining 23% coming from Corporate Network Access.

The geographic distribution of our revenues reflects a broader distribution of our products. For the first quarter 2004, 82% of our revenue was from Europe, 10% from the U.S. and 8% from other countries, with notable contributions from Australia, the Asia Pacific region and South American countries. In 2003, 89% of our revenues were from Europe, with 5% from the U.S. and from 6% other countries, primarily Asia Pacific and Australia. For reporting purposes, we include sales made by the U.S. sales force to customers in Canada as part of the U.S. sales numbers.

The gross margin rate for the first quarter of 2004 was 73.8% compared to 57.8% in 2003. The improvement in gross margin as a percentage of revenue was primarily related to four factors; the change in mix of sales within our Banking segment, the increase in revenues from Corporate Network Access market as a percentage of total revenue, the lower cost of product produced, and the stronger Euro. Sales to new customers, both in the Banking and Corporate Network Access segments, are generally for smaller quantities and, therefore, have higher margins than sales to our larger customers in the Banking segment.

Operating expenses for the first quarter of 2004 were $3.5 million, an increase of $604,000 or 21% from the first quarter of 2003. Changes in exchange rates accounted for approximately $420,000 or 70% of the increase. I will comment a little further on currency a bit later. Excluding currency, expenses in the first quarter of 2004 reflected an increase of 7% over the first quarter 2003. Expenses in the first quarter of 2004 for both sales and marketing and research and development increased while administrative expenses decreased slightly compared to Q1 2003.

The increases in sales and marketing expenses primarily reflected costs associated with staff focused on increasing our penetration in existing markets and agents that can help establish a presence in new markets.

As previously noted by Jan, the increase in R&D spending was related to the introduction of new products and the continuing efforts to ensure that our products are fully interoperable and compatible with an increasing array of our solution partners' products.

As discussed in prior conference calls, changes in currency exchange rates can have a significant impact on our results. Approximately 80% of our operating expenses are denominated in currencies other than the U.S. Dollar. Two primary foreign currencies, the Euro and the Australian Dollar, were both stronger in the first quarter of 2004 than in the first quarter of 2003, with the Euro being approximately 17% stronger and the Australian Dollar being approximately 30% stronger. Also, as noted in previous calls, we attempt to balance our currency exposure in expenses by denominating a portion of our sales in Euros and Australian Dollars. We estimate that our sales were approximately $400,000 higher in the first quarter of 2004 than in the first quarter of 2003 as a result of revenues being denominated in a foreign currency.


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Operating income for the first quarter of 2004 was $899,000 an increase of
$882,000 from the first quarter of 2003. Operating income as a percent of revenue, or operating margin, was 14.9% for the quarter.

For the first quarter of 2004, the Company reported income tax expense of $422,000. We did not report any income tax expense in the first quarter of 2003. The expense in 2004 reflects the strong performance of the Belgium operating subsidiary and the fact that its net operating loss carry forwards were fully utilized in 2003.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $1,143,000 for the first quarter of 2004, an improvement of $653,000 or 133% from the first quarter of 2003.

The current makeup of our workforce is 74 people worldwide with 46 in sales, marketing and customer support, 17 in research and development and 11 in general and administrative.

I would now like to make a few comments on the balance sheet. As a result of our strong operating performance during the first quarter of 2004, our balance sheet has continued to strengthen. While our cash balance declined $650,000 to $4,167,000 during the quarter, our working capital increased $795,000 to $6,013,000.

The most significant reason for the decline in cash was the increase in receivables. Accounts receivable increased $1,871,000 to $4,394,000 during the quarter. Days Sales Outstanding in receivables increased from 37 days to 66 days. The increase in receivables, and related DSO, was primarily due to the timing of sales in the quarter. Consistent with the pattern of revenues in the first quarter of 2003, which ended with a DSO of 74 days, sales start slowly in the January and build through the end of the quarter, with the month of March being the largest sales month of the quarter.

Finally, I would like to note that the Company continues to have no term debt and maintains a line of credit for up to 2 million Euros that is secured by its receivables. There were no borrowings against the line as of March 31, 2004.

NOW, I WOULD LIKE TO TURN THE MEETING BACK TO KEN

Comments on Second Quarter and Full-Year 2004 - Ken Hunt
We would like to comment now on 2nd quarter and Full-Year 2004. With a successful 1st quarter 2004 behind us, we are optimistic about 2nd quarter and full year 2004. Our programs and actions that we described earlier are producing the results that we had expected. We currently have firm orders with shipments scheduled for the 2nd quarter of approximately $4.9 million. Any new orders received before quarter's end and shipped during the quarter would be additive to this number. The Company further expects to achieve full-year revenue growth of 15-25% in 2004 as compared to 2003. We also expect to achieve Gross Margins in the 50-60% range, and Operating Income in the 4-10% range. Our DSO's have increased from 37 days at the end of 2003 to 66 days most recently. Going forward, we expect our DSO's to range from approximately 45 to 55 days.

As far as quarterly guidance is concerned, we continue to maintain a conservative position, and do not feel it is yet appropriate. Our business is becoming more predictable over the horizon of 12 months, but remains somewhat uneven due to the impact of some very large orders and general seasonality, including holidays or vacations in the 3rd quarter of each year. As a result, we expect that the growth in some quarters will be lower than the full-year ranges while others will exceed the range. Should our expectations change for the full year, we will advise you in a timely manner.

In summary, we are pleased with what we accomplished in 1st quarter 2004. As in the past, we will not rest on our laurels and be satisfied with past performance as a measurement of our future achievements. You can rely on VASCO's people to do their very best, always!


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Q&A SESSION:

This concludes our presentations today and we will now open the call for questions. Operator